UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2012

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2012, Red Hat, Inc., a Delaware corporation (“Red Hat”), ManageIQ, Inc., a Delaware corporation (“ManageIQ”), Salta Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Red Hat (“Salta”), and Shareholder Representative Services LLC, the representative of the holders of ManageIQ equity interests, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, upon the satisfaction or waiver of the conditions in the Merger Agreement, Red Hat will acquire ManageIQ through a merger of Salta with and into ManageIQ (the “Merger”).

The consideration to be paid by Red Hat at the closing pursuant to the Merger Agreement is $105.0 million in cash, subject to adjustment based on the working capital of ManageIQ as of the closing date. A portion of the cash to be paid by Red Hat at the closing ($16.5 million) shall be held in escrow for a period of two years as security and recourse for indemnification obligations of the holders of ManageIQ equity interests. As a part of the transaction, Red Hat has agreed to issue Red Hat restricted stock units with an aggregate value of up to $7.0 million to certain key employees of ManageIQ as a retention incentive. The closing of the transaction is conditioned upon customary closing conditions, including approval by the stockholders of ManageIQ.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2012	RED HAT, INC.

	By:	/s/ Charles E. Peters, Jr.
	Name:	Charles E. Peters, Jr.